       Exhibit 99.1

FOR IMMEDIATE RELEASE
        News Release

          Linda McNeill
          Investor Relations
          (713) 267-7622

BRISTOW GROUP REPORTS FINANCIAL RESULTS FOR ITS
2011 FIRST FISCAL QUARTER ENDED JUNE 30, 2010

HOUSTON, August 4, 2010 – Bristow Group Inc. (NYSE: BRS) today reported financial results for its June 2010 quarter.

“We are pleased with our June 2010 quarter results, which were slightly better than our internal expectations and compared favorably with the June quarter last year,” said William E. Chiles, President, Chief Executive Officer and Chief Financial Officer of Bristow Group.  “Operating margins improved in all business units with the exception of our Other International business unit which was lower primarily due to delayed start up of new contracts in Brazil.  We experienced only modest gains on the sale of a few aircraft; however, the aftermarket for used aircraft continues to show signs of improvement.  Our gains on aircraft sales during the June 2010 quarter were $4.3 million lower than those during the same quarter last year.  While these sales are a recurring part of our business, their timing can be unpredictable.

 “Our North America business unit benefitted during the quarter from contracts with BP in the Gulf of Mexico, where 18 of our aircraft are supporting the well control and spill cleanup efforts.  While we can’t predict how long this work will continue, during this quarter the new work more than offset lost business from customers stalled by the deep-water moratorium.”

JUNE 2010 QUARTER RESULTS

June 2010 quarter revenue totaled $292.2 million compared to $290.5 million in the June 2009 quarter.

Operating income in the June 2010 quarter was $39.7 million compared to $44.8 million in the June 2009 quarter.

Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) totaled $59.8 million in the June 2010 quarter compared to $61.7 million in the June 2009 quarter.  EBITDA is a measure that has not been prepared in accordance with Accounting Principles Generally Accepted in the United States of America (“GAAP”).  Please refer to disclosures contained at the end of this news release for additional information about EBITDA.

Net income totaled $20.8 million in the June 2010 quarter, or $0.57 per diluted share, compared to $23.7 million, or $0.66 per diluted share, in the June 2009 quarter.

“In addition to the activity with BP in the Gulf of Mexico, our June 2010 quarter results also benefitted from activity levels that remained robust in Australia and Nigeria,” Chiles said.

“Australia continues to generate improving returns, as we see the benefits of a two-year management overhaul.  Results in this business unit also benefitted from changes in foreign currency exchange rates.

“Near-term results in Nigeria may flatten commencing in the December 2010 quarter due to the non-renewal of a contract under which we operate six of a customer’s aircraft.  We expect the lost revenue of approximately $42 million per year to eventually be offset by new contract awards with other customers and increased ad hoc flying in this region.

“In Europe, overall activity levels declined in the June 2010 quarter, but they were in line with our expectations.  With the startup of new contracts, we expect results from our Europe business unit to strengthen beginning in the September quarter.  We are currently experiencing an increased level of tendering activity, which bodes well for the performance of this unit going forward.

“In our emerging market business unit, Other International, we were negatively impacted by our exit from Kazakhstan late last fiscal year and by weak results in Brazil caused mainly by higher costs associated with the startup of new aircraft contracts.  We expect results from Brazil to be significantly stronger beginning in the September quarter.

“Most of our larger customers are primarily national and international oil companies, and with oil prices appearing to stabilize in the $70-90 per barrel range, we expect capital spending on both exploration and development to improve this year.  Some large projects that were put on hold last year are being restarted, and we see additional opportunities in new and existing markets in the future.

“It is not possible to accurately predict demand for the remainder of the fiscal year in the Gulf of Mexico, given the political uncertainty over the deep water drilling moratorium.  We expect our contract work with BP to decline when the spill cleanup effort begins to wind down.  A small number of deepwater drilling rigs have already begun mobilization to other markets.  However, we are well-positioned to respond to demand changes in this and other markets in the future.

“As previously disclosed, we expect revenue and earnings per share for the current fiscal year to be stronger than fiscal year 2010 as we put additional newer-technology aircraft to work for our customers and realize the benefit of cost efficiencies from our recently reorganized structure.

“We continue to expect a sequential improvement in our financial results for the second quarter of this fiscal year and we also anticipate a much stronger second half compared to the first half of fiscal year 2011,” Chiles said.

CAPITAL AND LIQUIDITY

In the June 2010 quarter, net cash generated by operating activities was $25.7 million and net cash used in investing activities was $23.2 million.  At June 30, 2010, we had:

•	$1.4 billion in stockholders’ investment and $711.5 million of indebtedness,

•	$73.9 million in cash and a $100 million undrawn revolving credit facility, and

•	$81 million in aircraft purchase commitments for seven aircraft.

CONFERENCE CALL

Management will conduct a conference call starting at 10:00 a.m. EDT (9:00 a.m. CDT) on Thursday, August 5, 2010, to review financial results for the 2011 first quarter.  This release and the most recent investor slide presentation are available in the investor relations area of our web page at www.bristowgroup.com.  The conference call can be accessed as follows:

Via Webcast:
•	Visit Bristow Group’s investor relations Web page at www.bristowgroup.com
•	Live: Click on the link for “Bristow Group Fiscal 2011 First Quarter Earnings Conference Call”
•	Replay: A replay via webcast will be available approximately one hour after the call’s completion and will be accessible for approximately 90 days

Via Telephone within the U.S.:
•	Live: Dial toll free 1-877-941-9205
•	Replay: A telephone replay will be available through August 19, 2010 and may be accessed by calling toll free 1-800-406-7325, passcode: 4330736#

Via Telephone outside the U.S.:
•	Live: Dial 480-629-9866
•	Replay: A telephone replay will be available through August 19, 2010 and may be accessed by calling 303-590-3030, passcode: 4330736#

ABOUT BRISTOW GROUP INC.

Bristow Group Inc. is a leading provider of helicopter services to the worldwide offshore energy industry.  Through its subsidiaries, affiliates and joint ventures, the Company has major transportation operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Alaska, Australia, Brazil, Mexico, Russia and Trinidad.  For more information, visit the Company’s website at www.bristowgroup.com.

FORWARD-LOOKING STATEMENTS DISCLOSURE

Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements.  These forward-looking statements include statements regarding the impact of activity levels, business performance, fiscal 2011 results, industry capital spending and other market and industry conditions.  It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2010 and annual report on Form 10-K for the fiscal year ended March 31, 2010.  Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.

 (financial tables follow)

             BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	June 30,
	2010	2009
Gross revenue:
Operating revenue from non-affiliates	$254,594	$248,891
Operating revenue from affiliates	17,415	14,602
Reimbursable revenue from non-affiliates	20,063	25,853
Reimbursable revenue from affiliates	166	1,106
	292,238	290,452
Operating expense:
Direct cost	183,164	180,677
Reimbursable expense	20,178	26,657
Depreciation and amortization	19,331	18,186
General and administrative	30,902	28,802
	253,575	254,322

Gain on disposal of other assets	1,718	6,009
Earnings from unconsolidated affiliates, net of losses	(702)	2,633
Operating income	39,679	44,772

Interest income	292	222
Interest expense	(11,038)	(10,012)
Other income (expense), net	515	(1,481)
Income before provision for income taxes	29,448	33,501
Provision for income taxes	(8,540)	(9,510)
Net income	20,908	23,991
Net income attributable to noncontrolling interests	(100)	(268)
Net income attributable to Bristow Group	20,808	23,723
Preferred stock dividends	—	(3,162)
Net income available to common stockholders	$20,808	$20,561

Earnings per common share:
Basic	$0.58	$0.71
Diluted	$0.57	$0.66

Weighted average number of common shares outstanding:
Basic	35,969	29,133
Diluted	36,281	35,782

EBITDA	$59,817	$61,699

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	March 31,
	2010	2010
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$73,858	$77,793
Accounts receivable from non-affiliates	224,899	203,312
Accounts receivable from affiliates	18,533	16,955
Inventories	186,223	186,863
Prepaid expenses and other current assets	37,080	31,448
Total current assets	540,593	516,371
Investment in unconsolidated affiliates	200,797	204,863
Property and equipment – at cost:
Land and buildings	86,091	86,826
Aircraft and equipment	2,032,803	2,036,962
	2,118,894	2,123,788
Less – Accumulated depreciation and amortization	(407,306)	(404,443)
	1,711,588	1,719,345
Goodwill	31,182	31,755
Other assets	20,405	22,286
	$2,504,565	$2,494,620

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$46,424	$48,545
Accrued wages, benefits and related taxes	29,160	35,835
Income taxes payable	—	2,009
Other accrued taxes	4,856	3,056
Deferred revenues	16,055	19,321
Accrued maintenance and repairs	12,836	10,828
Accrued interest	8,601	6,430
Other accrued liabilities	22,878	14,508
Deferred taxes	10,126	10,217
Short-term borrowings and current maturities of long-term debt	14,890	15,366
Total current liabilities	165,826	166,115
Long-term debt, less current maturities	696,594	701,195
Accrued pension liabilities	104,076	106,573
Other liabilities and deferred credits	19,852	20,842
Deferred taxes	148,625	143,324

Stockholders’ investment:
Common stock	362	359
Additional paid-in capital	680,190	677,397
Retained earnings	840,953	820,145
Accumulated other comprehensive loss	(158,089)	(148,102)
	1,363,416	1,349,799
Noncontrolling interests	6,176	6,772
	1,369,592	1,356,571
	$2,504,565	$2,494,620

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended June 30,
	2010	2009
Cash flows from operating activities:
Net income	$20,908	$23,991
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,331	18,186
Deferred income taxes	5,740	2,810
Discount amortization on long-term debt	776	725
Gain on disposal of assets	(1,718)	(6,009)
Gain on sale of joint ventures	(578)	—
Stock-based compensation	3,730	3,607
Equity in earnings from unconsolidated affiliates less than dividends received	702	1,078
Tax benefit related to stock-based compensation	(163)	(26)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(20,451)	9,866
Inventories	(944)	(6,336)
Prepaid expenses and other assets	162	(7,958)
Accounts payable	(1,466)	6,081
Accrued liabilities	2,563	(13,127)
Other liabilities and deferred credits	(2,942)	2,092
Net cash provided by operating activities	25,650	34,980
Cash flows from investing activities:
Capital expenditures	(29,508)	(86,040)
Deposits on assets held for sale	1,000	23,764
Proceeds from sale of joint ventures	1,291	—
Proceeds from asset dispositions	4,022	40,364
Acquisition, net of cash received	—	(178,638)
Net cash used in investing activities	(23,195)	(200,550)
Cash flows from financing activities:
Proceeds from borrowings	1,963	—
Repayment of debt	(6,767)	(1,404)
Distribution to noncontrolling interest owners	(637)	—
Partial prepayment of put/call obligation	(14)	(19)
Preferred stock dividends paid	—	(3,162)
Issuance of common stock	111	346
Tax benefit related to stock-based compensation	163	26
Net cash used in financing activities	(5,181)	(4,213)
Effect of exchange rate changes on cash and cash equivalents	(1,209)	7,109
Net decrease in cash and cash equivalents	(3,935)	(162,674)
Cash and cash equivalents at beginning of period	77,793	300,969
Cash and cash equivalents at end of period	$73,858	$138,295

BRISTOW GROUP INC. AND SUBSIDIARIES
SELECTED OPERATING DATA
(In thousands, except flight hours and percentages)
(Unaudited)

	Three Months Ended
	June 30,
	2010	2009
Flight hours (excludes Bristow Academy andunconsolidated affiliates):
North America	21,404	22,117
Europe	12,967	14,855
West Africa	9,760	8,950
Australia	3,240	2,880
Other International	11,478	11,125
Consolidated total	58,849	59,927

Gross revenue:
North America	$52,811	$49,856
Europe	101,691	115,065
West Africa	59,096	54,817
Australia	35,291	28,163
Other International	32,819	32,994
Corporate and other	10,842	11,816
Intrasegment eliminations	(312)	(2,259)
Consolidated total	$292,238	$290,452

Operating income (loss):
North America	$5,308	$4,426
Europe	18,299	19,778
West Africa	15,636	13,663
Australia	7,952	5,656
Other International	2,265	7,212
Corporate and other	(11,499)	(11,972)
Gain on disposal of assets	1,718	6,009
Consolidated total	$39,679	$44,772

Operating margin:
North America	10.1%	8.9%
Europe	18.0%	17.2%
West Africa	26.5%	24.9%
Australia	22.5%	20.1%
Other International	6.9%	21.9%
Consolidated total	13.6%	15.4%

BRISTOW GROUP INC. AND SUBSIDIARIES
AIRCRAFT COUNT
AS OF JUNE 30, 2010

	Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total (1)	Unconsolidated Affiliates (2)	Total
North America	74	28	6	—	—	108	—	108
Europe	—	14	37	—	—	51	63	114
West Africa	12	33	5	—	3	53	—	53
Australia	2	13	18	—	—	33	—	33
Other International	5	41	13	—	—	59	136	195
Corporate and other	—	—	—	80	—	80	—	80
Total	93	129	79	80	3	384	199	583
Aircraft not currently in fleet: (3)
On order	—	3	4	—	—	7
Under option	—	28	13	—	—	41
_________

(1)	Includes 14 aircraft held for sale.

(2)	The 199 aircraft operated or managed by our unconsolidated affiliates are in addition to those aircraft leased from us.

(3)	This table does not reflect aircraft which our unconsolidated affiliates may have on order or under option.

BRISTOW GROUP INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS

EBITDA is a measure that has not been prepared in accordance with GAAP and has not been audited or reviewed by our independent auditors.  EBITDA is therefore considered a non-GAAP financial measure.  A description of adjustments and a reconciliation to net income, the most comparable GAAP financial measure to EBITDA, is as follows (in thousands):

	Three Months Ended
	June 30,
	2010	2009
	(Unaudited)
Net income	$20,908	$23,991
Provision for income taxes	8,540	9,510
Interest expense	11,038	10,012
Depreciation and amortization	19,331	18,186
EBITDA	$59,817	$61,699

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